MAA Completes $175 Million Senior Unsecured Notes Offering

MEMPHIS, Tenn., Sept. 4, 2012 /PRNewswire/ -- MAA (NYSE: MAA) announced today that the company and its operating partnership, Mid-America Apartments, L.P., have completed an issuance of $175 million of Senior Unsecured Notes.

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The total $175 million issuance represents a weighted average term of 9.5 years and a weighted average interest rate of 4.02%. The issuance and sale of the notes will occur in three separate closings: $62 million on August 31, 2012, $59 million on September 28, 2012, and the remaining $54 million on November 30, 2012.

The company plans to use proceeds from the notes to partially finance acquisition and development activity and further unencumber previously secured assets.

The lead placement agent was Jefferies & Company, Inc. with J.P. Morgan and KeyBanc Capital Markets, LLC serving as the co-lead placement agents.

Al Campbell, Executive Vice President and Chief Financial Officer, said "We are pleased to have successfully completed our second unsecured private placement. This is another important component of our long-term financing goals to further expand our unencumbered asset portfolio and support our growth activities."

MAA has long-term issuer ratings of Baa2 from Moody's Investors Service and BBB from Fitch Ratings.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About MAA

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 49,264 apartment units focused on delivering full-cycle and superior investment performance throughout the Sunbelt region of the U.S. For further details, please refer to the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated capital structure. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in general economic conditions or the capital markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com